Exhibit 5.1

April 16, 2007	FOLEY & LARDNER LLP
ATTORNEYS AT LAW

402 W. BROADWAY, SUITE 2300
SAN DIEGO, CA 92101-3542
619.234.6655 TEL
619.234.3510 FAX
www.foley.com

CLIENT/MATTER NUMBER
072169-0101
ProxyMed, Inc.
1854 Shackelford Court, Suite 200
Norcross, GA 30093-2924
Ladies and Gentlemen:
     We have acted as counsel for ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, a Florida corporation (the “Company”), in connection with the preparation of a Form S-8 Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 315,250 shares of the Company’s common stock, $0.001 par value per share, which may be issued under the Company’s 2006 Outside Director Stock Option Plan (the “Plan”).
     In this regard, we have examined: (a) the Plan; (b) a signed copy of the Registration Statement; (c) the Company’s Restated Articles of Incorporation, as amended, and Bylaws, as amended; (d) resolutions of the Company’s Board of Directors relating to the Plan; and (e) such other documents and records as we have deemed necessary to enable us to render this opinion.
     Based upon the foregoing, we are of the opinion that:
1.	The Company is a corporation validly existing under the laws of the State of Florida.

2.	The shares of common stock, when issued by the Company in the manner contemplated in the Plan, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Yours truly,
/s/ Foley & Lardner LLP
FOLEY & LARDNER LLP